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                     October 18, 2023

       Giacomo Dall   Aglio
       Chief Financial Officer
       Kaleyra, Inc.
       85 Broad Street
       New York, NY 10004

                                                        Re: Kaleyra, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            Filed March 16,
2023
                                                            Form 10-Q for
Fiscal Quarters Ended March 31, 2023
                                                            Filed May 10, 2023
                                                            File No. 001-38320

       Dear Giacomo Dall   Aglio:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology